Exhibit 19.1

STEREOTAXIS, INC.

INSIDER TRADING POLICY

(Adopted: September 2004, as amended through July 2025)

Purpose

The purpose of this policy is to ensure that Stereotaxis personnel do not violate the insider trading laws by trading in securities of Stereotaxis or other companies while in possession of material nonpublic information. Violations of insider trading laws can result in severe civil and criminal penalties to both Stereotaxis and its personnel.

Scope

This policy applies to all Stereotaxis personnel, including members of the Board of Directors (“directors”), officers, and employees of Stereotaxis (and its wholly owned and majority-owned subsidiaries), as well their respective “family members” (including spouse, minor children, adult family members sharing the same household, and any other person or entity whose securities transactions are directed by you or are subject to your influence or control).

This policy does not apply to the vesting of restricted stock, options, restricted stock units, or to Stereotaxis withholding shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. Shares required to satisfy tax withholding obligations upon the vesting of Restricted Stock Awards (RSAs) or Restricted Stock Units (RSUs) will be sold automatically by the Company’s designated broker. This approach is required and cannot be modified or opted out of by the employee.

However, this policy does apply to any market sales of restricted stock or stock issued on the vesting of restricted stock units. This policy also applies to any sale of stock as part of a “broker-assisted” cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Definitions

“Material” information is information that would influence a reasonable investor to buy, hold or sell a security. Either positive or negative information could be material. Information that could be material about Stereotaxis includes:

●	Information related to upcoming earnings or losses, including changes in estimated earnings or write-offs
●	Information related to default on any financial obligation or significant contract
●	News related to potential or actual litigation, disputes, or governmental investigations
●	News of a pending or proposed merger, acquisition, joint venture, significant sale of assets or disposition of a subsidiary or joint venture

●	News of a possible new significant customer or of a possible loss of a significant customer
●	Information about the offering of additional securities
●	News of significant changes in senior management

“Nonpublic” information means information that has not been disclosed to the general public. Public disclosure means that the information is widely disseminated through recognized channels of distribution designed to reach the securities marketplace, such as through wire services or an SEC filing, and that a sufficient waiting period (at least two full trading days) has elapsed for the information to be effectively disseminated to the public to provide investors with the opportunity to absorb the information.

Partial disclosure by the Company does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is “non-public”.

If you have any doubt at all about whether you possess material nonpublic information, you should consult with Stereotaxis’ Chief Financial Officer or General Counsel.

Policy

No “Insider Trading”

Federal and state securities laws prohibit any person from buying or selling stock or other securities (including bonds, debentures, options, and derivatives) if such person possesses “material nonpublic” information about the issuer of those securities. This includes not only Stereotaxis securities but also securities of other companies (such as a customer, supplier, competitor, joint venture partner of Stereotaxis or any other company with which Stereotaxis has contractual relationships or may be negotiating a transaction). Stereotaxis has adopted this policy to assure that its personnel do not buy or sell Stereotaxis stock or other securities while in possession of “material nonpublic” information.

No Short Sales or Short Swings

The purchase of Stereotaxis securities by members of its Board of Directors and its employees should be for the purpose of investment, not short-term speculation. Trading in “puts” and “calls” (publicly traded options to sell or buy stock, such as those traded on the Chicago Board of Trade) and engaging in “short sales” or “margining” are often perceived as insider trading.

Directors, officers, and employees are prohibited from engaging in transactions designed to hedge or offset any decrease in the market value of Stereotaxis securities, including prepaid variable forwards, equity swaps, collars, or exchange funds. Therefore, directors, officers, and employees are prohibited from pledging Stereotaxis securities as collateral for any loan or other obligation.

In addition, directors, executive officers, and beneficial owners of more than 10% of Stereotaxis securities are subject to Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) requires the disgorgement to the Company of any profits realized from any purchase and sale, or sale and purchase, of Stereotaxis securities within a six-month period (“short-swing”), regardless of the individual’s intent or possession of material nonpublic information.

To assist in compliance with Section 16(b), directors and executive officers must pre-clear all transactions in Stereotaxis securities with the Chief Financial Officer, General Counsel, or Controller. Individuals subject to Section 16 should avoid engaging in any transactions that could create inadvertent short-swing or short sale profits.

Benefit Plan Transactions. Certain Stereotaxis employee benefit plan transactions are not of a speculative nature aimed at short-term profits and, therefore, Stereotaxis will permit Stereotaxis Insiders to take these actions even during a closed window period so long as the Stereotaxis Insiders do not possess material nonpublic information. The permitted actions are:

●	Withholding by Stereotaxis of stock to pay the exercise price or withholding tax liability upon exercise of a stock option.
●	Withholding by Stereotaxis of stock or delivery of already-owned Stereotaxis stock to pay withholding tax liability on shares of Stereotaxis stock issued as “restricted stock.”
●	Note, however, that any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option withholding tax liability on Stereotaxis shares are not permitted during a closed window period.

No “Tipping” or Third-Party Communications

You may not disclose material nonpublic information to anyone until it has been publicly released by Stereotaxis, except that you may disclose material nonpublic information to other Stereotaxis personnel on a strict need-to-know basis in the course of fulfilling your duties to Stereotaxis. You may also disclose material nonpublic information to outside persons (such as attorneys, accountants and consultants) where necessary to accomplish Stereotaxis business. In such instances, there must be in place assurances that the outside party will maintain the confidentiality of the information and not use the information for trading purposes or to “tip” others.

You may not permit any “family members” or anyone acting on your behalf to buy or sell securities that may be affected by the information. Consult the “Frequently Asked Questions About Insider Trading” at the end of this policy for who constitutes a “family member” subject to this policy.

You may not publish material nonpublic information on publicly accessible sites on the Internet, such as social media platforms, chat rooms, bulletin boards, blogs, or any other online forums.

Similarly, when speaking to the press, care must be taken to avoid providing information that may be misleading or incomplete, and to avoid selective release of material information. All press inquiries must be referred to the Chief Financial Officer or their designee. In no event should you respond to such inquiries unless specifically directed by the President and Chief Executive Officer or the Chief Financial Officer to do so.

2

Blackouts

Pre-determined Closed Window Periods. The officers and members of the Board of Directors of Stereotaxis and certain other Stereotaxis personnel have been notified that they have been identified as having regular access to material confidential information about Stereotaxis (“Stereotaxis Insiders”). As a result, Stereotaxis Insiders are strictly prohibited from engaging in any transactions involving Stereotaxis securities during the quarterly blackout period beginning on the fifteenth day of the last month of each calendar quarter and continuing until the second business day following the issuance of Stereotaxis’ press release of its financial results for the reporting period that includes such calendar quarter (each of these periods called a “closed window period”).

By way of example, if Stereotaxis releases its financial results for the second calendar quarter of a given year before markets open on Tuesday, July 27 and the following Wednesday and Thursday are business days, then Stereotaxis Insiders could trade in Stereotaxis securities beginning on July 29 of such year until September 15 of such year. If financial results for the second calendar quarter of a given year are released after the market closes on Tuesday, July 27 and the following Wednesday and Thursday are business days, then Stereotaxis Insiders could trade in Stereotaxis securities beginning on July 30 of such year until September 15 of such year.

Ad Hoc Closed Window Periods. From time to time, Stereotaxis Insiders and other Stereotaxis personnel may possess material information about Stereotaxis that has not been publicly released. Such personnel will be notified that no trading is permitted, even if it is not during an otherwise closed window period, until the information is no longer either material or nonpublic.

Mandatory Waiting Period. Once material information becomes public, persons subject to this policy must wait two full trading days after the public release and broad dissemination of the information. For example:

●	If the information is released before trading begins on a Monday, trading is permitted starting Wednesday.
●	If the information is released after trading has begun on Monday, trading is permitted starting Thursday.
●	If information is released after market close on Friday, trading is permitted starting Wednesday of the following week.

This provides the investing public with time to absorb and react to the newly disclosed information.

Pre-Clearance for Directors and Executive Officers

Congress and the SEC have imposed additional restrictions on trading by members of the Board of Directors and the executive officers. All sales, purchases, gifts or other transfers of Stereotaxis securities by directors and executive officers require written pre-clearance at least two business days in advance by either the Chief Financial Officer, General Counsel, or Controller.

3

Pre-clearance will normally remain valid until the close of trading second business day following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

The Chief Financial Officer, General Counsel, or Controller may revoke pre-clearance of any transaction in their sole discretion, including when they believe that a transaction may create the appearance of improper trading.

Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material non-public information about Stereotaxis after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the transaction. The responsibility for determining whether you are in possession of material non-public information rests solely with you, and any failure to make such determination accurately may result in personal liability. If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Chief Financial Officer and provide details regarding the transaction sufficient to complete the required Section 16 filing.

Please note that pre-clearance does not provide Stereotaxis personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.

Trading Under a Pre-Planned Trading Program. Stereotaxis Insiders will be permitted to trade pursuant to Pre-Planned Trading Programs. A Pre-Planned Trading Program must be in writing and must meet the requirements of the rules of the Securities and Exchange Commission (the “SEC”), as they may exist from time to time, for establishing that a transaction in a company’s securities was not made on the basis of material nonpublic information (as currently contained in Rule 10b5-1).

A Pre-Planned Trading Program may only be put into place or modified when the Insider is not in possession of material nonpublic information, when there are no closed window restrictions, and after written certification of these conditions has been provided to the Chief Financial Officer. To assure compliance with this policy, Stereotaxis Insiders must obtain approval of Stereotaxis’ Chief Financial Officer prior to establishing a Pre-Planned Trading Program. Any modification of a Pre-Planned Trading Program is the equivalent of entering into a new Pre-Planned Trading Program and cancelling the old Pre-Planned Trading Program, and therefore also must be approved in advance by the Chief Financial Officer.

4

No Pre-Planned Trading Program may be adopted during a closed window or other blackout period. Once a Pre-Planned Trading Program is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Pre-Planned Trading Program must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. A Pre-Planned Trading Program must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of such Pre-Planned Trading Program or two business days following the disclosure of Stereotaxis’ financial results in an SEC periodic report for the fiscal quarter in which the Pre-Planned Trading Program was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Pre-Planned Trading Program. A person may not enter into overlapping Pre-Planned Trading Programs (subject to certain exceptions) and may only enter into one single-trade Pre-Planned Trading Program during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Pre-Planned Trading Program certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Pre-Planned Trading Program must act in good faith with respect to that plan.

If you are considering entering into, modifying or terminating a Pre-Planned Trading Program or have any questions regarding Pre-Planned Trading Programs, please contact the Chief Financial Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, a Pre-Planned Trading Program.

Claw back of Profits from Unauthorized Trading

In addition to any other remedies available to the Company under law, contract, or policy, the Company shall require any employee, officer or director who violates this Insider Trading Policy to repay or disgorge any profits realized or losses avoided in connection with transactions that violate this Policy. This remedy applies independently of and in addition to any recovery that may be available under applicable securities laws, including but not limited to Section 16(b) of the Securities Exchange Act of 1934, and is in addition to any other disciplinary action that may be imposed, up to and including termination of employment.

The Company may also seek to enforce this remedy against former employees, officers or directors if the violation occurred during their period of service. Nothing in this section shall be deemed to limit the Company’s rights to pursue other available remedies, including injunctive relief, damages, or cooperation with regulatory investigations.

Penalties

Violations of federal securities laws relating to insider trading and tipping may subject individuals to severe civil and criminal penalties, including substantial fines, disgorgement of profits, and imprisonment. In addition, Stereotaxis may be exposed to significant monetary penalties and reputational harm as a result of any violations by its personnel.

Violations of this Insider Trading Policy will also be considered a serious violation of company policy and may result in disciplinary action by the Company, up to and including termination of employment or service, disgorgement of trading profits, and other available remedies under law or company policy, including any applicable claw back provisions.

What To Do If You Have A Question

If you have any question about any of the matters in this Policy, you may consult the “Frequently Asked Questions About Insider Trading” at the end of this policy. These Frequently Asked Questions form an integral part of this policy as if set forth fully herein. If you are still uncertain, you should consult Stereotaxis’ Chief Financial Officer or General Counsel before taking any action.

5

FREQUENTLY ASKED QUESTIONS ABOUT INSIDER TRADING

Material Nonpublic Information

Someone left a draft of a press release in the copy room announcing a new joint venture for Stereotaxis. May I purchase Stereotaxis stock knowing that information? May I purchase stock in the other company if it is publicly traded?

No. If the joint venture is significant (and it probably is if Stereotaxis is issuing a press release) you may not purchase Stereotaxis stock or stock in the other company until it has been publicly announced. If you are in doubt about the significance of the joint venture, you should consult the Chief Financial Officer.

“Insiders”

This policy says that Stereotaxis’ officers, directors and certain employees have been designated as “Stereotaxis Insiders.” Are these the only persons who are subject to this insider trading policy?

No. The “Stereotaxis Insiders” are the only persons who are prohibited from trading during closed window periods. However, any Stereotaxis employee is a temporary or ad hoc “insider” and may not buy or sell Stereotaxis stock for as long as that employee knows material nonpublic information about Stereotaxis.

Short Term Trading

The policy says that “short sales” of Stereotaxis stock are prohibited. What is a “short sale”?

A “short sale” occurs when an investor sells Stereotaxis securities that they do not own by borrowing the securities from a broker or dealer and selling them, with the obligation to later purchase and return the borrowed securities. Under Section 16(c) of the Securities Exchange Act of 1934, directors and officers are prohibited from engaging in short sales. The investor profits if they can purchase replacement shares at a lower price. Employees who engage in short-selling place themselves in the position of profiting from a decline in the market price of Stereotaxis stock. This is inconsistent with your expected commitment to the long-term prospects of Stereotaxis.

The policy also prohibits “margining” of Stereotaxis stock. What does this mean?

Buying on “margin” means borrowing money to buy Stereotaxis stock. This is typically done by setting up a margin account with a broker. With a margin account, an investor borrows money from the broker to buy securities and uses the securities as collateral for the loan. The investor usually only needs to put up approximately 50% of the cost of the securities. Borrowing money to buy stock creates additional risk and potential conflicts with the Company’s interests and is therefore prohibited by our policy.

1

Mutual Funds

I have invested in a mutual fund. Are purchases and sales of Stereotaxis stock by the mutual fund covered by this policy?

No. No violation of this policy occurs if a mutual fund in which you have made an investment buys or sells Stereotaxis stock while you are in possession of material nonpublic information, because you have no control over the fund’s decision to buy or sell the securities.

Employee Stock Options

Stereotaxis has granted me some stock options. Am I limited by the insider trading policy as to when I can exercise the options for cash?

No. The exercise of a company-granted stock option for cash is not subject to the insider trading policy, and Stereotaxis withholding of shares subject to an option to satisfy tax withholding requirements is also not subject to this policy. Note, however, that our policy does apply to any sale of stock as part of a “broker-assisted” cashless exercise of an option, as such transactions involve a market sale of Company securities.

I am a Stereotaxis Insider and have been granted employee stock options. I understand that I may exercise these options for cash without regard to the closed window period. Is there any circumstance in which I can also sell during the closed window period shares I acquire when I exercise my options?

No. During blackout periods and any period in which you possess material non-public information, you are prohibited from selling any shares acquired through employee stock options in public markets. This restriction applies regardless of how or when the options were acquired upon exercise of any employee stock options.

Large Vendor Order

I know that Stereotaxis is going to place an order for a large number of machines with one of our vendors. The vendor is relatively small, and this order will be very significant for them. I would expect the vendor’s stock price to rise upon news of the order. May I buy stock in the vendor’s company?

No. You are prohibited from buying stock in the vendor until this information has been publicly disclosed and adequately disseminated in the market. This information constitutes material non-public information obtained through your employment with Stereotaxis. Trading on such information would violate Section 10(b) of the Securities Exchange Act, SEC Rule 10b-5, and company policy, potentially resulting in civil and criminal penalties including fines and imprisonment.

Immediate Family

The policy says that I may not permit any member of my immediate family to buy or sell Stereotaxis stock while I possess material, nonpublic information. For these purposes, who is considered to be part of my immediate family?

Your immediate family is any member of your family who resides with you (including a spouse, children, children away at college, stepchildren, grandchildren, siblings, parents, grandparents and in-laws), as well as others living in your household and any member of your family who do not live in your household but whose transactions in Stereotaxis stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Stereotaxis stock . “Others living in your household” includes any person who regularly resides in your home, whether related or not, who may have access to material non-public information through their presence in your household. These people are presumed to have access to the same information you have and are prohibited from trading while you possess material non-public information.

2

I have a brother who lives in another state. Is there any restriction on his Stereotaxis stock transactions?

No, if he is not part of your household, is not someone you influence or control, and he does not consult with you before he trades in Stereotaxis stock. If those facts are true, there is no reason that he cannot freely trade in Stereotaxis stock. You are strictly prohibited from disclosing any material, nonpublic information about Stereotaxis to him, as this would constitute “tipping” under securities laws and could result in liability for both parties.

Gifts of Stock

I am a Stereotaxis Insider, and I want to make a gift of Stereotaxis stock to a family member or charity. Do I need pre-clearance?

Yes. All gifts of Stereotaxis stock by directors, officers, and other insiders require pre-clearance. Additionally, any employee in possession of material non-public information is prohibited from making gifts of Stereotaxis stock until such information becomes public or is no longer material.

Hedging and Pledging

May I engage in hedging transactions or pledge Stereotaxis stock as collateral?

No. Directors, officers, and employees are prohibited from entering into hedging or monetization transactions involving Stereotaxis securities, including prepaid variable forwards, equity swaps, collars, or exchange funds. Pledging Company securities as collateral for a loan or otherwise is strictly prohibited without prior written approval of the Board of Directors or its designated committee, and such approval will only be granted in extraordinary circumstances and must comply with all applicable securities laws and regulations, including Rule 144 requirements where applicable.

3